Exhibit 99.1

FOR IMMEDIATE RELEASE

Pure Acquisition Corp. Finalizes Business Combination Merger Consideration

FORT WORTH, TX, July 27, 2020 — Pure Acquisition Corp. (“Pure”) (NASDAQ: PACQ, PACQU, PACQW), an oil and gas exploration and production focused special purpose acquisition entity, today announced that it has amended its business combination agreement (the “HPK Business Combination Agreement”) with, among others, HighPeak Energy, Inc. (“HighPeak Energy” or the “Company”) and certain affiliates of HighPeak Energy Partners, LP (the “HighPeak Funds”) to finalize the merger consideration for those Pure stockholders who participate in the business combination.

Each Pure stockholder who participates in the HighPeak Energy business combination will receive the following consideration:

●	One share of HighPeak Energy common stock; plus
●

A cash payment equal to the amount, if any, by which the per-share redemption value of Pure’s Class A common stock exceeds $10.00 per share at the closing of the business combination and which is estimated to be approximately $0.63 per share; plus

●	One contingent value right (“CVR”) at the closing of the business combination in exchange for each share of Pure Class A common stock; plus
●	One full warrant to purchase HighPeak Energy common stock for $11.50 per share.

Pure also announced that it has received written commitments and subscriptions for 5,000,000 shares of HighPeak Energy common stock in exchange for $50 million through its forward purchase agreement. For each $10 invested, the forward purchaser will receive:

●	One share of HighPeak Energy common stock; plus
●	One CVR; plus
●	One full warrant to purchase HighPeak Energy common stock for $11.50 per share.

Pure expects to finalize additional forward purchase commitments and subscriptions prior to the closing of the business combination.

Jack Hightower, HighPeak Energy’s Chairman and CEO commented, “We are excited to be finalizing our business combination with the HighPeak Funds and expect the closing will take place during the third week of August. With the interest our Pure stockholders have expressed in participating in the business combination, our $50 million of forward purchase commitments and our anticipated success raising additional investment through forward purchases, we expect HighPeak Energy to be well capitalized with a strong balance sheet at the closing of our business combination.”

Each full warrant received by the Pure stockholder who participates in the HighPeak Energy business combination and each full warrant received by forward purchase participants entitle the holder to purchase one share of HighPeak Energy common stock at a price of $11.50 per share and will expire five (5) years after the closing of the business combination. The warrants are not redeemable by the Company and are expected to trade on either the Nasdaq Global Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”). The warrants may be exercised for cash or on a cashless basis at the discretion of the holder.

The CVRs are contractual rights to receive a contingent payment in the form of additional shares of HighPeak Energy common stock. The CVRs provide significant valuation protection if the trading price of HighPeak Energy’s common stock is below the price that would provide the CVR holder with a 10% preferred simple annual return based on $10.00 per share at the closing of the business combination, subject to a floor downside per-share price of $4.00 at the CVR maturity date of two years which can be extended an additional six months by the HighPeak Funds. HighPeak Energy intends to list the CVRs on either the Nasdaq or the NYSE. The HighPeak Funds will deposit 2.125 shares of HighPeak Energy common stock per CVR in escrow to secure the downside protection and preferred return for Pure stockholders who participate in the HighPeak Energy business combination.

Michael L. Hollis, HighPeak Energy’s President, said “With the stabilization of oil prices around $40 per barrel, we began turning most of our wells back on to production in late July and expect to be producing at or near pre shut down levels within the next few weeks.”

Business Combination

Pursuant to the HPK Business Combination Agreement, HighPeak Energy will acquire, in exchange for 75,000,000 shares, as adjusted in accordance with the HPK Business Combination Agreement, of HighPeak Energy common stock, all of the outstanding interests in HPK Energy, LP (“HPK”), which holds certain rights, title and interests in oil and natural gas assets.

The closing of the business combination is subject to the requisite approval of Pure’s stockholders and the satisfaction of customary conditions. The business combination is expected to close in the third quarter of 2020. The description of the business combination contained herein is only a summary and is qualified in its entirety by reference to the HPK Business Combination Agreement relating thereto. Upon completion of the business combination, HighPeak Energy intends to list its common stock for trading on either the Nasdaq or the NYSE under the symbol “HPK”.” Pure’s securities are expected to be delisted from the Nasdaq Capital Market at closing of the business combination concurrently with the listing for trading of HighPeak Energy’s securities on either the NYSE or the Nasdaq.

About Pure Acquisition Corp.

Pure is a blank check company formed in Delaware on November 13, 2017 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Pure’s units were listed for trading on the Nasdaq under the symbol “PACQU” on April 13, 2018. On May 29, 2018, Pure’s Class A common stock and warrants began trading on the Nasdaq under the symbols “PACQ” and “PACQW,” respectively.

About HighPeak Energy

HighPeak Energy is an independent oil and natural gas company engaged in the acquisition, development and production of oil, natural gas and NGL reserves. HighPeak Energy’s assets, after giving effect to the potential business combination, will be primarily located in Howard County, Texas, which lies within the northeastern part of the oil-rich Midland Basin. HighPeak Energy is led by its Chairman and CEO, Jack Hightower, an industry veteran with over 49 years of experience in the oil and natural gas industry, primarily in the Permian Basin managing multiple E&P platforms and generating strong returns despite industry cycles by consistently applying a disciplined, risk-adjusted approach designed to balance capital preservation with value creation. HighPeak Energy’s objective is to maximize returns by generating rapid production growth initially followed by steady production growth with strong margins and cash flow. HighPeak Energy also intends to generate attractive full cycle returns on capital employed.

About HighPeak Funds

The HighPeak Funds are entities affiliated with HighPeak Energy Partners, LP, with operations in Howard County, Texas, lying in the northeastern part of the oil-rich Midland Basin.

Forward-Looking Statements

The information included herein and in any oral statements made in connection herewith include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included herein, regarding the proposed merger of Pure Acquisition Merger Sub, Inc. (“MergerSub”) into Pure and the proposed contribution of the partnership interests in HPK to HighPeak Energy, HighPeak Energy’s and Pure’s ability to consummate the transaction, including raising an adequate amount of equity and debt financing, the benefits of the transaction and HighPeak Energy’s future financial performance following the transaction, as well as HighPeak Energy’s and Pure’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward looking statements. When used herein, including any oral statements made in connection herewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, HighPeak Energy and Pure disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date hereof. HighPeak Energy and Pure caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of HighPeak Energy and Pure, incident to the development, production, gathering and sale of oil, natural gas and natural gas liquids. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, developments in the global economy as well as the public health crisis related to the coronavirus (COVID-19) pandemic and resulting significant negative effects to the global economy, disrupted global supply chains and significant volatility and disruption of financial and commodity markets, inflation, increased operating costs, lack of availability of drilling and production equipment, supplies, services and qualified personnel, certificates related to new technologies, geographical concentration of operations, environmental risks, weather risks, security risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, reductions in cash flow, lack of access to capital, HighPeak Energy’s ability to satisfy future cash obligations, restrictions in existing or future debt agreements, the timing of development expenditures, managing growth and integration of acquisitions, failure to realize expected value creation from property acquisitions, title defects and limited control over non-operated properties. Should one or more of the risks or uncertainties described herein and in any oral statements made in connection therewith occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact HighPeak Energy’s and Pure’s expectations and projections can be found in Pure’s periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including Pure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Pure’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information about the Transaction and Where to Find It

HighPeak Energy filed an amended registration statement on Form S-4, including a prospectus of HighPeak Energy and a proxy statement of the Company with the SEC. Additionally, HighPeak Energy and Pure will file other relevant materials with the SEC in connection with the proposed merger of MergerSub into Pure and the proposed contribution of the partnership interests in HPK to HighPeak Energy. The materials to be filed by HighPeak Energy and Pure with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. Investors and security holders of Pure are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination.

Participants in Solicitation

HighPeak Energy and Pure and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies of Pure’s stockholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Pure’s executive officers and directors in the solicitation by reading Pure’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination. Information concerning the interests of HighPeak Energy’s and Pure’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

Contact:

IR@highpeakenergy.com

(817) 850-9200